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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media
Dan Greenfield 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EarthLink Reports Results For First Quarter 2003

Includes record Broadband subscriber growth of 112,000

ATLANTA, April 22, 2003—EarthLink, Inc. today announced its financial results for its first quarter that ended March 31, 2003.

        EarthLink reported that revenues grew to $353.7 million in the quarter, an increase of 6.1 percent from the same period a year ago. Earnings before interest income and expense, taxes, depreciation and amortization (EBITDA) excluding facility exit costs were $22.0 million, improving from $6.5 million a year ago. Net earnings before facility exit costs and acquisition-related amortization were $1.5 million. Net loss after facility exit costs and acquisition-related amortization was $61.9 million.

        "EarthLink began 2003 the same way it ended 2002—hitting or exceeding our financial targets and growing our subscriber base while enhancing our online experience with new products and services," said Garry Betty, EarthLink's chief executive officer. "At the same time, EarthLink continued to drive toward profitability by streamlining call center operations, reaching more favorable agreements for telecommunications services and increasing network efficiencies for our broadband and narrowband product lines."

First Quarter Financial Results

Subscribers

        EarthLink ended the first quarter with approximately 5.0 million paying subscribers, up 2.9 percent from the prior year quarter. During the quarter that ended March 31, 2003, EarthLink added 112,000 broadband subscribers. EarthLink ended the first quarter with 891,000 broadband customers, a 67.5 percent increase from the prior year quarter. Narrowband subscribers declined 5.1 percent from a year ago to 4.0 million, reflecting the maturing of the premium dial-up access market and the continued migration of subscribers to broadband access. Monthly subscriber churn dropped to 4.0 percent in the quarter, compared to 4.1 percent in the prior year quarter, as the company continued to focus on customer service improvements and migrating more subscribers to broadband access where churn is traditionally lower. Churn increased from the fourth quarter 2002 monthly rate of 3.6 percent, due to normal seasonality and early-life churn related to the high level of subscriber additions, including acquired subscribers in the fourth quarter. EarthLink expects churn to decline over the remainder of the year.

Financial Performance

        Total revenues were $353.7 million in the quarter, an increase of 6.1 percent from the prior year quarter. Broadband revenues grew 50.8 percent over the first quarter of 2002 to $81.4 million and now represent 23.0 percent of EarthLink's total revenues. Narrowband revenues were $253.5 million in the quarter—down 3.5 percent from the prior year quarter—due to a decline in traditional dial-up subscribers, which was offset somewhat by the growing importance of EarthLink's MailStation, wireless and PeoplePC offerings. Web hosting revenues and advertising, content and commerce revenues, were collectively $18.9 million, an increase of 13.3 percent compared to the first quarter of last year, driven primarily from increased search-related revenues.

        EarthLink's quarterly EBITDA, excluding facility exit costs, improved to $22.0 million from $6.5 million in the prior year quarter. This improvement was principally due to reductions in telecommunications costs per subscriber. Gross margins before sales incentives increased to 62.8 percent from 59.6 percent in the prior year quarter, reflecting an improved cost structure for both the narrowband and broadband product lines. Sales and marketing expenses, including sales incentives, were $106.8 million, approximately level compared to the prior year first quarter, while gross additions in the first quarter of 2003 were 12.8 percent greater than the prior year first quarter. As a percent of revenue, sales and marketing expenses, including sales incentives, decreased to 30.2 percent in the first quarter of 2003 from 32.5 percent in the prior year first quarter. Operating expenses, which include operations, customer support, and general and administrative expenses, were $116.0 million, a $3.0 million increase from the prior year first quarter. However, total operating expenses decreased to 32.8 percent of revenues from 33.9 percent in the prior year first quarter.

        EarthLink's net income for the first quarter of 2003, excluding facility exit costs, acquisition-related amortization and accretion dividends, was $1.5 million, or $0.01 per share, an improvement from the prior year period of ($19.0 million), or ($0.13) per share. Overall net loss attributable to common stockholders, including facility exit costs of $36.6 million, acquisition-related amortization of $26.8 million and accretion dividends on preferred stock of $3.7 million, increased to ($65.7) million, or ($0.43) per share, from ($60.7) million, or ($0.41) per share in the prior year first quarter. The increase in the net loss attributable to common stockholders resulted primarily from facility exit costs recorded during this year's first quarter.

        EBITDA before facility exit costs and net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends and the related per share amounts are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States. Please refer to the Consolidated Financial Highlights and Note 4 of the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measure reported in accordance with accounting principles generally accepted in the United States and a discussion of the presentation, comparability, and use of such financial performance measures.

Balance Sheet

        EarthLink continues to maintain a strong balance sheet with cash and marketable securities of $497.7 million. EarthLink repurchased 3.4 million shares of its common stock for $17.5 million during the first quarter. In an additional transaction subsequent to the end of the first quarter, EarthLink purchased nine million shares of its common stock from Sprint Corporation for $53.1 million.

Other First Quarter Highlights

        During the quarter, EarthLink continued to demonstrate the strength of its relationship with the Regional Bell Operating Companies as it announced an expanded agreement with BellSouth to provide digital subscriber line (DSL) service throughout its territory. Beginning in the second quarter, EarthLink will be able to utilize BellSouth's broadband infrastructure to serve an additional 4.5 million households by expanding its market presence to 79 cities. This agreement is in addition to one reached last year that enables EarthLink to reach an additional 12 million new households with DSL service throughout SBC Communications' territory.

        To grow its narrowband subscriber base, EarthLink began providing an accelerated dial-up service. The service, EarthLink Plus, uses a Web acceleration tool that lets users experience Web surfing speeds that are up to five times faster than those of a standard dial-up connection. Additionally, EarthLink announced an expanded agreement with Best Buy, increasing EarthLink's narrowband retail presence to more than 550 Best Buy stores. Consumers can now subscribe in-store to either EarthLink's dial-up or high-speed Internet access products.

        Continuing its expansion into the wireless arena, EarthLink also launched a new service that utilizes the CDMA 1xRTT network of a major national wireless provider to enable on-the-go professionals to connect to the Internet at higher speeds than traditional wireless data networks.

        In a move that is expected to result in reduced overall costs, EarthLink announced and completed a comprehensive plan during the quarter that streamlines its call center facilities and increases operational efficiencies. While maintaining its commitment to delivering award-winning customer service, EarthLink closed four call center facilities during the quarter and recorded facility exit costs of $36.6 million, including employee severance and related costs, lease termination costs, and fixed asset impairments. All facility exit costs were incurred in the first quarter and were recorded pursuant to Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."

Business Outlook

        The following statements are based on management's current expectations. These statements are forward-looking, and actual results may differ materially. See comments under "Forward-Looking Statements" below. The company undertakes no obligations to update these statements.

        Based on results to date, current market trends, and the company's operating plans for the remainder of the year, EarthLink is reaffirming its previously stated expectations for the year. The company expects to end the year with approximately 5.1 to 5.3 million total paying subscribers. Subscriber growth will come primarily from EarthLink's high-speed access offerings. Revenues for the year should be approximately $1.44—$1.5 billion. EarthLink anticipates that EBITDA before facility exit costs for the year will be approximately $95—$115 million. GAAP net income is expected to be approximately break-even in the fourth quarter of 2003.

        In the second quarter, the company expects total subscribers to grow at a similar or somewhat greater rate than in the first quarter. EBITDA is expected to be comparable to or modestly above the first quarter, excluding facility exit costs, as lower customer support costs will be partially or wholly offset by increased investment in sales and marketing. The company anticipates that EBITDA will be in the range of $27—$32 million per quarter during the second half of the year based on continuing increases in gross margin dollars and further improvements in operating expenses.

Conference Call for Analysts and Investors

        Investors in the U.S. and Canada interested in participating in the conference call on April 22, 2003 at 8:30 a.m. Eastern Time may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time. Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=2100.

        A taped replay will be available beginning at 11:30 a.m. EDT on April 22 through midnight on April 29, 2003 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 9720059.

        The Webcast of this call will be archived on our site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=1100

About EarthLink

        EarthLink is the Internet service provider (ISP) solution for an impatient world. Headquartered in Atlanta, EarthLink has earned a national reputation for outstanding customer service and its suite of online products and services. According to J.D. Power and Associates, EarthLink is ranked Highest in Customer Satisfaction Among Dial-up ISPs and tied in the ranking for Highest Customer Satisfaction Among High-Speed ISPs. Serving more than five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink through its Core Values and Beliefs [http://www.earthlink.net/about/ourvalues/cvb/index.html] or by calling (800) EARTHLINK and visiting EarthLink's Web site at www.earthlink.net.

Cautionary Information Regarding Forward-Looking Statements

        This earnings release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce, or prevent us from raising, prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Apple and Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we are not profitable and may never achieve profitability; (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with streamlining our call centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink's other filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended March 31,
	2002	Percent of Total Revenues	2003	Percent of Total Revenues
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Narrowband access	$262,740	79%	$253,465	72%
Broadband access	53,954	16%	81,353	23%
Web hosting	13,480	4%	12,851	3%
Content, commerce and advertising	3,236	1%	6,080	2%

Total revenues	333,410	100%	353,749	100%
Cost of revenues:
Telecommunications service and equipment costs	134,852	40%	131,546	37%
Cost of sales incentives	17,674	6%	5,340	2%

Total cost of revenues	152,526	46%	136,886	39%
Operating costs and expenses:
Operations and customer support	84,002	25%	82,673	23%
General and administrative	28,989	9%	33,316	9%

	265,517	80%	252,875	71%

Operating contribution	67,893	20%	100,874	29%
Sales and marketing	90,577	27%	101,438	29%
Facility exit costs (1)	—	0%	36,596	10%
Acquisition-related amortization (2)	35,613	10%	26,829	8%

	126,190	37%	164,863	47%

Loss from operations	(58,297)	-17%	(63,989)	-18%
Interest and other income, net	3,720	1%	2,056	0%

Net loss	(54,577)	-16%	(61,933)	-18%
Deductions for accretion dividends (3)	(6,113)	-2%	(3,744)	-1%

Net loss attributable to common stockholders	$(60,690)	-18%	$(65,677)	-19%

Basic and diluted net loss per share	$(0.41)		$(0.43)

Weighted average common shares outstanding	148,407		153,407

Other Financial Data
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (a non-GAAP measure) (4):
Net loss	$(54,577)		$(61,933)
Facility exit costs	—		36,596
Acquisition-related amortization (2)	35,613		26,829

Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (4)	$(18,964)	-6%	$1,492	0%

Diluted net earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (4), (5)	$(0.13)		$0.01

Weighted average common shares outstanding used to compute earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (5)	148,407		172,149

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA," a non-GAAP measure) (4):
EBITDA before facility exit costs (4)	$6,542	2%	$22,018	6%

Reconciliation of loss from operations to EBITDA (4):
Loss from operations	$(58,297)		$(63,989)
Depreciation and amortization	64,839		49,411
Facility exit costs (1)	—		36,596

EBITDA before facility exit costs (4)	$6,542		$22,018

Depreciation and amortization:
Depreciation — cost of revenues	$11,763		$11,389
Depreciation — other	17,463		11,193
Acquisition-related amortization (2)	35,613		26,829

Depreciation and amortization	$64,839		$49,411

Other Data

	March 31, 2002	December 31, 2002	March 31, 2003
Key Operating Data:
Narrowband subscribers	4,174,000	4,035,000	3,961,000
Broadband subscribers	532,000	779,000	891,000
Web hosting accounts	175,000	173,000	169,000

Total subscriber count at end of period	4,881,000	4,987,000	5,021,000

Number of employees at end of period (6)	6,372	5,106	4,169
	March 31, 2002	December 31, 2002	March 31, 2003
Balance Sheet Data:
Cash and marketable securities	$554,244	$515,437	$497,677
Stockholders' equity	798,322	692,300	613,259

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates)(4)

	Three Months Ending September 30, 2003	Three Months Ending December 31, 2003	Year Ending December 31, 2003
	(estimated, in millions)
Income (loss) from operations	($17)-($12)	($5)-$0	($117)-($92)
Facility exit costs	0	0	37
Acquisition-related amortization	23	11	85
Deprecation	21	21	85-90

EBITDA before facility exit costs (4)	$27-$32	$27-$32	$95-$115

1.
On January 28, 2003, EarthLink announced a plan to streamline its call center facilities to increase operational efficiencies and reduce costs. In connection with the plan, EarthLink closed its call center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California. Customer inquiries previously handled by these facilities have been transitioned to the Atlanta, Georgia; Harrisburg, Pennsylvania; and Roseville, California call center facilities as well as to outsourced call center providers. The plan directly impacted approximately 1,220 employees and resulted in a net reduction of approximately 920 employees, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $36.6 million which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,737
Real estate and service termination costs	18,207
Fixed asset impairments	7,652

Total facility exit costs	$36,596

2.
Represents amortization of acquired customer bases for the three month periods ended March 31, 2002 and 2003 resulting from the acquisitions of the NETCOM On-Line Communications Services, Inc. customer base and OneMain.com, Inc. in February 1999 and September 2000, respectively, and other smaller acquisitions.

3.
Reflects the accretion of Liquidation Dividends on Series A and B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF 98-5.

4.
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends, including the related diluted per share amounts, and earnings before depreciation and amortization, interest income and expense (EBITDA), and facility exit costs are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance. EarthLink utilizes and has disclosed these financial performance measures to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.

5.
The weighted average common shares outstanding used to calculate diluted net earnings per share before facility exit costs, acquisition-related amortization and accretion dividends for the three months ended March 31, 2003 includes the effect of dilutive common stock equivalents, including outstanding convertible preferred stock on an as converted basis as well as "in-the-money" options outstanding. Common stock equivalents are not included in the weighted average common shares outstanding for the three months ended March 31, 2002 because the effect would be anti-dilutive.

6.
Represents full-time equivalents.

QuickLinks

EarthLink Reports Results For First Quarter 2003
Consolidated Financial Highlights